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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Synovis Life Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Synovis Life Technologies, Inc.

January 14, 2008

Dear Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Synovis Life Technologies, Inc. The meeting will be held on Thursday, March 6, 2008, at 3:45 p.m., at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting, which will consist of the election of directors.

Whether or not you can attend the meeting, please complete, sign, and mail the enclosed proxy card promptly so that your shares can be voted at the meeting according to your instructions.

Sincerely,

Richard W. Kramp
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held on March 6, 2008
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MARCH 6, 2008
ELECTION OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
Summary Compensation Table — 2007
Outstanding Equity Awards at Fiscal Year-End — 2007
Option Exercises — 2007
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER BUSINESS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT AUDITORS
PROPOSALS FOR THE NEXT ANNUAL MEETING
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
ANNUAL REPORT

SYNOVIS LIFE TECHNOLOGIES, INC.
2575 University Avenue W.
St. Paul, Minnesota 55114-1024

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on March 6, 2008

The Annual Meeting of Shareholders of Synovis Life Technologies, Inc. (“Synovis” or the “Company”) will be held at 3:45 p.m., local time, on Thursday, March 6, 2008, at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota for the following purposes as described in more detail in the accompanying Proxy Statement:

1)	To elect eight (8) directors to hold office until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified.

2)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record at the close of business on January 7, 2008 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

All shareholders are invited to attend the Annual Meeting in person. Whether or not you are able to attend, please be sure you are represented at the Annual Meeting by promptly completing and returning the accompanying proxy card. Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxies by giving written notice to the Corporate Secretary of the Company, by executing a later-dated proxy, or by attending the Annual Meeting and voting in person.

By Order of the Board of Directors

Brett Reynolds
Vice President of Finance, Chief Financial Officer
and Corporate Secretary

January 14, 2008

Whether or not you expect to attend the Annual Meeting, please date and sign the proxy card exactly as your name(s) appears on the card and return it in the enclosed envelope.

SYNOVIS LIFE TECHNOLOGIES, INC.
2575 University Avenue W.
St. Paul, Minnesota 55114-1024

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
MARCH 6, 2008

INTRODUCTION

The Annual Meeting of Shareholders of Synovis Life Technologies, Inc. (“Synovis” or the “Company”) will be held at 3:45 p.m., local time, on Thursday, March 6, 2008, at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota, or at any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the Notice of Meeting.

A proxy card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO MARK, SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. We will bear the cost of soliciting proxies, including preparing, assembling and mailing the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company’s common stock (the “Common Stock”). Our directors, officers and employees may, without compensation other than their regular compensation, solicit proxies by telephone, personal conversation, facsimile or other electronic communication. We may reimburse brokerage firms and others for expenses in forwarding proxy material to the beneficial owners of Common Stock.

Any shareholder giving a proxy may revoke it any time prior to its use at the Annual Meeting either by giving written notice of such revocation to the Corporate Secretary of the Company, by filing a duly executed proxy bearing a later date with the Corporate Secretary of the Company, or by attending the Annual Meeting and voting in person. Proxies will be voted as specified by shareholders. Proxies that are signed by shareholders but lack any such specification will be voted in favor of the election of each of the director nominees listed in this Proxy Statement.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR EACH OF THE DIRECTOR NOMINEES NAMED HEREIN.

We expect that this Proxy Statement, the Proxy Card and Notice of Meeting will first be mailed to shareholders on or about January 24, 2008.

VOTING OF SHARES

Only holders of record of shares of Common Stock at the close of business on January 7, 2008 will be entitled to vote at the Annual Meeting. On January 7, 2008, we had 12,379,549 outstanding shares of Common Stock, each such share entitling the holder thereof to one vote on each matter to be voted on at the Annual Meeting. The holders of 33 1/3% of the shares entitled to vote and represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a “broker non-vote” on a matter (i.e., a card returned by a broker because voting instructions have not been received and the broker has no discretionary authority to vote). Holders of shares of Common Stock are not entitled to cumulate voting rights.

Shares represented by a proxy card voted as abstaining on any of the proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter, and thus will be counted as votes against the matter. Shares represented by a proxy card indicating any broker non-vote on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved.

ELECTION OF DIRECTORS

Nomination

Our Bylaws provide that the Board of Directors (the “Board”) shall consist of one or more members, with the number of directors designated by the shareholders at each regular meeting of the shareholders, subject to the authority of the shareholders to increase or decrease the number of directors and the authority of the Board to increase the number of directors between regular meetings of the shareholders. The Board currently consists of eight directors.

Effective January 2, 2008 the Board increased the number of directors by one to a total of eight (8), and elected Mr. John D. Seaberg to fill the resulting vacancy.

Upon the recommendation of the Governance Committee, the Board has nominated the eight (8) individuals named below to serve as directors of Synovis until the next Annual Meeting of Shareholders or until their respective successors have been elected and qualified. Although all of the nominees are current members of the Board, Mr. Seaberg has not previously been elected by the shareholders. Mr. Seaberg was recommended to the Governance Committee by a non-management director.

Each nominee will be elected by a plurality of the votes cast. The eight director nominees receiving the highest vote totals will be elected. Shares represented by proxies that contain instructions to “withhold” voting authority on one or more nominees will not affect the election of nominees receiving a plurality of the votes cast. The Board recommends a vote FOR the election of each of the nominees listed below. In the absence of other instructions, the proxies will be voted FOR the election of the nominees named below. If prior to the Annual Meeting the Board should learn that any nominee will be unable to serve by reason of death, incapacity or other occurrence, the proxies that otherwise would have been voted for such nominee will be voted for such substitute nominee as selected by the Board. Alternatively, the proxies, at the Board’s discretion, may be voted for such fewer number of nominees as results from such death, incapacity or other occurrence.

Information About Nominees

The following information has been furnished to us, as of January 7, 2008, by the persons who have been nominated by the Board to serve as directors for the ensuing year.

			Director
Name	Age	Title	Since

Timothy M. Scanlan	61	Chairman of the Board and Director	1997
Richard W. Kramp	62	President, Chief Executive Officer and Director	2007
William G. Kobi	63	Director	1998
Karen Gilles Larson	65	Director	1997
Mark F. Palma	49	Director	2004
Richard W. Perkins	77	Director	1987
John D. Seaberg	56	Director	2008
Sven A. Wehrwein	56	Director	2004

Other Information About Nominees

Timothy M. Scanlan.  Mr. Scanlan has served on the Board of the Company since 1997 and as Chairman of the Board since 1998. Mr. Scanlan serves as President and Chief Executive Officer of the Scanlan Group of Companies, established in 1921. The Scanlan Group, consisting of Scanlan International, Inc., Surgical

Technologies, Inc., McLean Medical and Scientific, Scanlan WorldWide, Inc., Vascular Innovations, Inc. and Scanlan Group BV, designs, manufactures and distributes medical and surgical products and provides related services worldwide. Mr. Scanlan serves on the Board of Directors of Automated Management Technologies, a privately held company, and the Lillehei Surgical Society.

Richard W. Kramp.  Mr. Kramp was named Chief Executive Officer of the Company effective January 2007. Mr. Kramp has served as President of the Company since June 2006. From August 2004 to May 2006, he served as President and Chief Operating Officer of the Company’s interventional business. Prior to joining the Company, Mr. Kramp most recently served as the President and Chief Operating Officer of Medical CV, Inc. From 1988 to 2003, Mr. Kramp served as President and Chief Operating Officer, and then President and Chief Executive Officer, as well as a director of ATS Medical. From 1978 to 1988, Mr. Kramp held sales and marketing positions at St. Jude Medical, serving as Vice President of Sales and Marketing from 1981 to 1988. Earlier, Mr. Kramp held sales management positions with Life Instruments, Inc., and engineering positions with Cardiac Pacemakers, Inc., now part of Boston Scientific Corporation. Mr. Kramp has also served on the boards of C.A.B.G., Inc., Enpath Medical, Inc., Vasamed (formerly Optical Sensors, Inc.), and the Lillehei Surgical Society.

Karen Gilles Larson.  Ms. Larson has served on the Board of Directors of the Company since 1997. Ms. Larson served as Chief Executive Officer of the Company from July 1997 until January 2007 and also served as President of the Company from July 1997 to June 2006. Prior to July 1997, Ms. Larson held the positions of Chief Financial Officer of the Company from December 1990, Vice President of Finance from 1989 and Secretary of the Company from November 1991. Ms. Larson served as the Director of Finance and Administration of the Company from April 1989 to December 1989. Ms. Larson also serves on the Board of Comptrol Corporation, a privately held company.

William G. Kobi.  Mr. Kobi has served on the Board of the Company since 1998. Mr. Kobi has served as President, Chief Executive Officer and a director of Acumen Healthcare Solutions, Inc. since May 1997. Acumen is a medical software systems company, founded in 1997, involved in electronic data collection for clinical trials, medical device tracking and managed care. From 1988 to April 1997, Mr. Kobi was owner of Kobi’s Karvings and Log Home Supply, a non-medical business in northern Minnesota. From 1976 to 1988, Mr. Kobi was employed by SciMed Life Systems Inc., in the positions of Director of Sales, Director of Marketing, Director of International Sales and as Vice President of Worldwide Sales for its cardiovascular division.

Mark F. Palma.  Mr. Palma has served on the Board of the Company since 2004. He is a partner at Hinshaw & Cullberston LLP, a Chicago-based law firm, where he specializes in corporate and business law. He has extensive business and taxation experience, and is a certified public accountant. He received his law degree from William Mitchell College of Law, and a master’s in business administration from Minnesota State University. Mr. Palma serves on the Board of Directors of Allen Interactions, Inc., Tri-State Drilling, Inc. and Aloe Up International, LLC., each of which are privately held companies. He is a former chair of the Hennepin County, Minnesota Bar Association Tax Section.

Richard W. Perkins.  Mr. Perkins has served on the Board of the Company since 1987. He has served as President, Chief Executive Officer and a director of Perkins Capital Management, Inc., an investment management firm, since 1984. Mr. Perkins also serves on the Board of Directors of the following public companies: China Nuvo Solar Energy, Inc., LifeCore Biomedical, Inc., Nortech Systems, Inc. and Vital Images, Inc. He is a chartered financial analyst.

John D. Seaberg.  Mr. Seaberg is currently the Chairman and Chief Executive Officer of NeoChord, Inc., an early stage company developing cardiac surgery technology for minimally invasive mitral valve repair. He has over 30 years of experience in the medical technology field. From 1996 to 2006, Mr. Seaberg held various sales and marketing executive management positions within the cardiac surgery, peripheral interventional and cardiac rhythm management business units of Guidant Corporation (now part of Boston Scientific Corporation). Prior to joining Guidant, Mr. Seaberg was a founder and first CEO of ACIST Medical, Inc., which was acquired by Bracco Corp. in 2001. He was also the founder and sole owner of Seaberg Medical, Inc., a multi-line, regional distributor of cardiovascular implantable products. In addition to serving on the Board of Directors at NeoChord, Inc., Mr. Seaberg serves on the Board of Cardia Access, Inc., a privately held company, and the Minneapolis Heart Institute Research Foundation. He received his undergraduate and MBA degrees from the University of Minnesota.

Sven A. Wehrwein.  Mr. Wehrwein has served on the Board of the Company since 2004. He has over 30 years experience in corporate finance and investment banking, including serving as Chief Financial Officer of InStent Inc. and Digi International. Since 1999 he has provided financial-consulting services to emerging growth companies. Mr. Wehrwein also serves on the Board of Directors of the following public companies: Compellent Technologies, Inc., Image Sensing Systems Incorporated, Uroplasty, Inc., and Vital Images, Inc. He received his master’s of science in management from the Sloan School at the Massachusetts Institute of Technology and is a certified public accountant.

Information About the Board and its Committees

The Board met six times during the fiscal year ended October 31, 2007. Each of the directors attended, either in person or by telephonic conference, all of the meetings of the Board and all such committees on which such director served during the 2007 fiscal year, except one director who did not attend one Audit Committee meeting. Our Board of Directors has adopted a policy requiring all directors to attend our annual meetings of shareholders and all directors did attend last year’s annual meeting.

The committees of the Board and the members of those committees in fiscal 2007 are listed below:

Audit	Compensation	Governance	Investment Review

Sven A. Wehrwein (Chair)	Mark F. Palma (Chair)	Timothy M. Scanlan (Chair)	Richard W. Perkins (Chair)
William G. Kobi	William G. Kobi	Mark F. Palma	Sven A. Wehrwein
Richard W. Perkins	Richard W. Perkins	Sven A. Wehrwein

In fiscal 2008, committee composition is expected to be the same with the exception of the Audit Committee, which added Mr. Seaberg effective January 2, 2008.

Each of Mr. Scanlan, Mr. Kobi, Mr. Palma, Mr. Perkins, Mr. Seaberg and Mr. Wehrwein are “independent” as defined under current Nasdaq Global Stock Market listing standards for directors generally; accordingly, all of the above committees were comprised solely of independent directors. As a result of having served as our President and CEO in the past three years, Ms. Larson does not meet the Nasdaq independence requirements, and therefore is not a member of any Board committees.

Audit Committee.  The Audit Committee is responsible for assisting the Board in satisfying its fiduciary responsibilities for general oversight of our accounting, operating and financial reporting practices, and to the integrity of our financial statements. Among other duties, the Audit Committee is responsible for selecting our auditors and reviewing the services performed by such auditors, including reviewing the annual financial statements, the scope of the annual audits, the fees to be paid to the auditors and the adequacy of our internal controls for compliance with corporate policies and directives. The Audit Committee receives the auditors’ report and may recommend changes in the accounting systems of the Company, if so warranted. The Board has determined that both Mr. Perkins and Mr. Wehrwein meet the criteria to serve as an “Audit Committee Financial Expert,” as determined by applicable SEC and Nasdaq regulations. See “Audit Committee Report” below. During fiscal 2007, the Audit Committee met seven times.

The Board of Directors has adopted an Audit Committee Charter. We have posted a copy of our current Audit Committee Charter on our corporate website at www.synovislife.com. With respect to all references to our website throughout this proxy statement, the information contained in or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this or any report that we file with or furnish to the Securities and Exchange Commission.

Compensation Committee.  The Compensation Committee’s primary function is to establish compensation for the executive officers, recommend compensation for non-employee directors to the full Board and to administer the Company’s stock-based compensation plans. In addition, the Compensation Committee reviews and discusses with management our “Compensation Discussion and Analysis” and recommends to the Board whether or not it should be included in our annual report on Form 10-K and annual meeting proxy statement. During fiscal 2007, the Compensation Committee met six times.

To assist the Compensation Committee in determining executive officer compensation, our president and chief executive officer provides recommendations to the committee regarding officer performance, market data, and recommended compensation. In addition, the Committee has the authority, and has from time to time exercised such authority, to hire independent consultants and advisors. Compensation committee recommendations regarding compensation to be paid to our executive officers, including our president and chief executive officer, are determined by the committee after deliberation without the participation of any of our executive officers.

Our Board of Directors adopted a Compensation Committee Charter and we have posted a current copy of the charter on our corporate website at www.synovislife.com.

Governance Committee.  The Governance Committee is responsible for the broad range of issues surrounding composition and operation of the Board of Directors, including the selection and nomination of qualified director candidates. The Governance Committee met two times in fiscal 2007.

The Governance Committee has historically identified director nominees based upon suggestions by outside directors, management members or shareholders, and has evaluated those persons on its own, without any paid, third-party assistance. We seek directors who possess integrity, a high level of education and/or business experience, broad-based business acumen, strategic thinking and a willingness to share ideas, a network of contacts and diversity of experiences, expertise and background. The Governance Committee uses these criteria to evaluate potential nominees, and does not evaluate proposed nominees differently depending upon who has made the proposal.

The Governance Committee will consider proposed nominees whose names are submitted to it by shareholders; however, it does not have a formal process for that consideration. The Governance Committee has not adopted a formal process because it believes that its informal consideration process has been adequate, given the historically small number of shareholder recommendations. The Governance Committee reviews periodically whether a more formal policy should be adopted.

Any shareholder who desires to recommend a nominee must submit a letter, addressed to the Corporate Secretary of Synovis at 2575 University Avenue W., St. Paul, Minnesota, 55114-1024, and which is clearly identified as a “Director Nominee Recommendation.” All recommendation letters must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the shareholder. Any shareholder recommendations for the next Annual Meeting must be submitted by September 23, 2008 to assure time for meaningful consideration and evaluation of the nominees by the Governance Committee.

Our Board of Directors adopted a Governance Committee Charter, and has posted a current copy of the charter on our corporate website at www.synovislife.com.

Investment Review Committee.  The Investment Review Committee’s key function is to set policy for and monitor our investment portfolio. During fiscal 2007, the Investment Review Committee met four times.

Corporate Governance

We seek to continue to monitor corporate governance developments and to evaluate Board duties and responsibilities with the intention of maintaining full compliance with applicable laws, rules and regulations, including those of the Securities and Exchange Commission and the Nasdaq Global Market. We currently maintain the following Corporate Governance documents, each of which is posted on our corporate website at www.synovislife.com.

Principles of Corporate Governance.  Our Corporate Governance Principles provide guidelines for director responsibilities and the conduct and operations of meetings and deliberations of the Board. In addition, our Corporate Governance Principles address various governance matters, including Board and Committee composition and membership, conduct of board meetings and board business, and board compensation. These principles are consistent with applicable corporate governance requirements including the Sarbanes-Oxley Act of 2002, and the corporate governance listing requirements to companies whose securities are listed on the Nasdaq Global Market.

Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers.  Our Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Management meets the requirements of Item 406 of Regulation S-K. It applies to our positions of Chief Executive Officer, Chief Financial Officer, Director of Finance, Controller, and other employees performing similar functions who have been identified by our Chief Executive Officer and/or Chief Financial Officer.

Code of Business Conduct.  We have a Code of Business Conduct and Ethics that applies to all directors, officers and employees. The code is designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personnel and professional relationships, compliance with applicable laws and regulations and prompt internal reporting of violations of the code to the appropriate persons who are identified in the code.

Director Compensation

The following table provides summary information concerning the compensation of each individual who served as a director of Synovis during our fiscal year ended October 31, 2007, other than Richard W. Kramp, our President and Chief Executive Officer, whose compensation is set forth under the heading “Executive Compensation.”

	Fees Earned or
	Paid in Cash	Option Awards
Name	($)(1)	($)(2)(3)(4)	Total($)

Timothy M. Scanlan	$23,500	$30,699	$54,199
William G. Kobi	$27,750	$40,185	$67,935
Karen Gilles Larson(5)	$15,000	$30,699	$45,699
Mark F. Palma	$26,000	$33,424	$59,424
Richard W. Perkins	$28,500	$41,729	$70,229
Sven A. Wehrwein	$29,250	$33,424	$62,674

(1)	Includes all fees paid for board retainers, board and committee meeting fees, and board and committee chair stipends. See the compensation rate table on page 9 for more detail on the various fees.

(2)	Reflects the dollar amount recognized for each director for financial statement reporting purposes with respect to the fiscal year ended October 31, 2007 in accordance with FAS 123R, but excludes any impact of assumed forfeiture rates. We refer you to Note 7 to our consolidated financial statements for the fiscal year ended October 31, 2007 for a general discussion of the assumptions made in calculating the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year ended October 31, 2007 in accordance with FAS 123R. The specific assumptions used in the valuations of each option award are summarized in the table below:

		Expected		Expected
	Risk Free	Dividend	Stock Price	Life of
Grant Date	Interest Rate	Rate	Volatility	Option

2/24/2004	2.90%	0.00%	78.8%	3.0 years
5/24/2004	3.43%	0.00%	76.5%	3.0 years
12/1/2004	3.76%	0.00%	77.9%	3.0 years
11/1/2006	4.55%	0.00%	50.0%	3.5 years

(3)	The following table provides information regarding each stock option grant award to each director during the fiscal year ended October 31, 2007, including the grant date fair value of each option award computed in accordance with FAS 123R:

Number of
		Securities			Grant Date
		Underlying	Exercise	Closing	Fair Value of
		Options	Price	Market Price	Each Option
Name	Grant Date	Granted(a)	($/Share)	($/Share)	Award($)(b)

Each of:
Timothy M. Scanlan, William G. Kobi Karen Gilles Larson(c) Mark F. Palma Richard W. Perkins Sven A. Wehrwein	11/1/2006	30,000	$7.50	$7.50	$92,349

(a)	The options described above were granted under our 2006 Stock Incentive Plan and are described in more detail under the heading “Summary of Director Compensation.”

(b)	We refer you to Note 7 to our consolidated financial statements for the fiscal year ended October 31, 2007 for a discussion of the general assumptions made in calculating the grant date fair value of option awards. The specific assumptions used in the valuations of each option award in fiscal 2007 are set forth in footnote 3 above.

(c)	This option grant was made to Ms. Larson for her service as a Board member in anticipation of her transition from an employee to an outside director. Given (i) the timing of the transition, and (ii) the desire to align all directors to a common option grant schedule, the Compensation Committee recommended and the Board (without Ms. Larson’s participation) approved this grant.

(4)	As of October 31, 2007, the aggregate number of stock options held by each of our directors named in the table above was as follows: Mr. Scanlan, 70,000; Mr. Kobi, 78,000; Ms. Larson, 30,000; Mr. Palma, 48,000; Mr. Perkins, 57,000; Mr. Wehrwein, 48,000.

(5)	Does not reflect compensation paid to Ms. Larson for her role as chief executive officer for a portion of fiscal 2007.

The table below sets forth the annual Board compensation, including retainer fees, meeting fees and committee chair stipends paid to each of our non-employee directors. Our Board of Directors, based on recommendations of the Compensation Committee, revised our non-employee director compensation levels effective November 1, 2007.

	Compensation Rate
	Fiscal 2007	Fiscal 2008

Monthly Board member retainer	$1,000	$1,250
Fee per Board meeting attended	$1,000	$1,250
Fee per Audit Committee meeting attended	$750	$1,000	(1)
Fee per Compensation Committee meeting attended	$750	$1,000	(1)
Fee per Governance Committee meeting attended	$750	$1,000
Fee per Investment Review Committee meeting attended	$500	$500
Annual stipend for Chairman of the Board	$4,000	$4,000
Annual stipend for Audit Committee Chair	$3,000	$3,000
Annual stipend for Compensation Committee Chair	$2,000	$2,000

(1)	The Chairs of the Audit Committee and Compensation Committee will receive 1.5 times the meeting fee for each committee meeting to reflect the work and preparation required as chair for such meetings.

We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending board meetings, as well as for certain educational training or seminars related to continuing education as a Board member. We do not compensate our directors who are employed by us for serving on the board.

Our current compensation program also provides for the grant of stock options to our non-employee directors effective as of the date of the director’s first appointment or election to the Board and periodically thereafter as determined by the Board. The table under footnote 4 to the Director Compensation Table above sets forth the option grants to our non-employee directors in fiscal 2007. All of these options were granted under our 2006 Incentive Stock Plan. All options granted to our directors in fiscal 2007 have an exercise price equal to the “fair market value” of the shares on the date of grant (as determined under the plan as the closing price on the date of grant), become exercisable with respect to one-third of the shares on each of the first three anniversaries of the grant date, as long as the non-employee director continues to serve on the Board, and expire five years from the grant date.

COMPENSATION DISCUSSION AND ANALYSIS

In the following Compensation Discussion and Analysis, we describe the material elements of the compensation awarded to, earned by or paid to the following, who constituted our “named executive officers” for fiscal 2007:

Name	Title

Richard W. Kramp	President and Chief Executive Officer
Karen Gilles Larson	Former President and Chief Executive Officer
Brett A. Reynolds	Vice President of Finance and Chief Financial Officer
David A. Buché	Vice President and Chief Operating Officer, Synovis Surgical Innovations
B. Nicholas Oray	Vice President of Research and Development
Mary L. Frick	Vice President of Regulatory Affairs, Quality Assurance and Clinical Affairs

In the discussion, we primarily focus on the fiscal 2007 information contained in the tables and related footnotes and narrative under the heading “Executive Compensation” below, but also describe compensation actions taken during other periods to the extent it enhances the understanding of our executive compensation disclosure for fiscal 2007.

Compensation Objectives and Philosophy

The Compensation Committee is responsible for the design, implementation and oversight of our executive compensation program. In setting executive compensation, the Compensation Committee primarily seeks to:

•	Align executive interests with those of our shareholders;

•	Establish a balance between base and overall compensation levels that support our effort to attract and retain experienced executive talent necessary for leading our business to achieve its goals and objectives;

•	Reward individual performance as well as company achievement of goals and objectives; and

•	Implement compensation strategies that are competitive and fair.

To achieve these objectives, our compensation plans and decisions are generally based upon the following philosophies and principles:

•	In assessing the total mix of compensation paid to our executives, we seek to set base compensation at levels that allow us to provide meaningful and competitive current income, but place a portion of total compensation at risk, with upside and downside potential based upon achievement of specific performance objectives and long-term equity value creation. The Committee believes that by maintaining this “tension” in compensation we better align the compensation of our executives with the interests of our shareholders. Because we compete for executive talent, we compare our compensation programs with the executive compensation policies, practices and levels at medical device companies and other select companies specifically selected for comparison by our Compensation Committee, based upon size, complexity and growth profile.

•	We consider individual performance and competence as significant factors in setting base cash compensation and in granting equity-based compensation, but focus our incentive cash compensation program primarily on company-specific financial goals to promote a cohesive, performance-focused culture among our executive team.

•	We will differentiate individual compensation among our executives based on scope and nature of responsibility, experience, job performance and potential. We believe that individuals with greater responsibility for achieving performance and strategic objectives should bear a greater proportion of the risk if those goals are not achieved, and should receive a greater proportion of the reward if those goals are met or surpassed.

•	With regards to incentive compensation in addition to company-specific financial objectives, we also seek to provide incentive based on individual performance objectives.

•	We utilize equity-based awards in the form of stock options to provide the greatest long-term potential value to our named executive officers and to firmly align such executives’ interests with those of our shareholders.

Setting Executive Compensation

The Committee selects the elements of executive compensation and determines the level of each element, the mix among the elements and total compensation based upon the objectives and philosophies set forth above, and by considering a number of factors, including:

•	Each executive position within the Company and level of responsibility;

•	The skills and experiences required by each executive’s position;

•	The competitive environment for comparable executive talent;

•	Company performance compared to specific objectives;

•	Individual performance measures; and

•	The executive’s individual experience and qualifications.

Executive Compensation Components — Fiscal 2007

The principal elements of our executive compensation program for fiscal 2007 were:

•	Base salary;

•	Short-term cash incentive compensation;

•	Long-term equity-based incentive compensation; and

•	Other benefits made generally available to our employees.

In addition, our executive compensation program also includes certain change in control arrangements.

In determining the form or amount of compensation to pay our named executive officers, the Compensation Committee views these components of executive compensation as related but distinct. The Committee does not believe that significant compensation derived by an executive from one element of our compensation program should necessarily negate or result in a reduction in the amount of compensation the executive receives from other elements. Also, the Committee does not believe that minimal compensation derived from one element of compensation should necessarily result in an increase in the amount the executive should receive from one or more other elements of compensation.

We do not have a pre-established formula or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, in general, our policy for allocating between long-term and currently-paid compensation is to ensure competitive base compensation to attract and retain executive officers, while providing incentives to maximize long-term value for the Company and our shareholders. In allocating compensation across these elements, the Compensation Committee does not follow any strict policy or guidelines.

Base Salary.  The Compensation Committee’s determination of the base salary of each of the Company’s executive officers, including the Chief Executive Officer, are based on a number of factors, including the executive officer’s experience and past performance, the level of skill and responsibility required by the executive’s position and his or her qualifications for the position. The Compensation Committee also considers competitive salary information gathered by outside consultants and through comparative surveys pertaining specifically to the medical device industry as well as to companies of similar size in other industries.

In general, the Compensation Committee seeks to set executive officer base salary at moderately to aggressively competitive levels in relation to the companies with which the Company believes it competes for executives. Mr. Kramp provides the Compensation Committee feedback and recommendations regarding base salary for each executive officer other than himself. Base salaries are determined prior to the beginning of each fiscal year following a review of the above factors by the Compensation Committee and may also be adjusted, based on Company performance (to the extent such performance was not anticipated in the incentive compensation plan(s)), the executive officer’s impact on performance, promotion or other merit factors.

Short-Term Incentive Compensation.  In fiscal 2007, we provided executives with the opportunity to earn short-term cash incentive compensation through our Management Incentive Program (“MIP”). The MIP is designed to provide a direct financial incentive to the Company’s key management, including the named executive officers, for the achievement of specific Company performance goals. In fiscal 2007, the Compensation Committee and the Chief Executive Officer established the MIP performance objective on the premise that the executive management team would achieve actual results exceeding the Company’s budgeted consolidated operating income.

In addition to the MIP, our named executive officers were eligible in fiscal 2007 to receive up to 5% of their base salary in annual cash incentive compensation based on an evaluation by the Compensation Committee of the individual performance incentives (“IPI”) and achievement of specific individual objectives during the period. The fiscal 2007 IPI for each of our named executive officers were specific, measurable, achievable with significant effort and, if achieved, provided benefit to the Company. The Compensation Committee monitors the IPI periodically to determine if the executives are meeting the Company’s objectives through this plan.

At its discretion, the Compensation Committee may also award additional incentive cash compensation to the Company’s named executive officers for performance or achievement above their individual goals. No such awards were made to the Company’s named executive officers under this program in fiscal 2007.

The following table sets forth the eligible amount of short-term incentive compensation in fiscal 2007 in dollars and as a percentage of base salary, as well as the actual amount paid for fiscal 2007. The MIP target was 100% achieved in fiscal 2007.

Cash Incentive Table

				Target as % of
				Base	Total 2007
	MIP Incentive	IPI Incentive	2007 Total	Salary Paid in	Cash Incentive
Name(1)	Target	Target	Incentive	2007	Payments

Richard W. Kramp	$87,000	$14,500	$101,500	35%	$97,150
Brett A. Reynolds	$25,560	$8,520	$34,080	20%	$32,376
David A. Buchè	$38,896	$9,743	$48,639	25%	$44,742
Mary L. Frick	$26,647	$8,882	$35,529	20%	$33,753
B. Nicholas Oray, Ph. D	$26,728	$8,909	$35,637	20%	$33,855

(1)	Ms. Larson was not eligible for incentive compensation in fiscal 2007 for her role as chief executive officer due to her planned retirement, which became effective on January 2, 2007.

Long-Term Equity-Based Incentive Compensation.  We believe that long-term equity-based compensation awarded to our named executive officers, other executive officers and key management staff, creates value in aligning the interests of our employees with that our of shareholders. The Committee monitors and considers various trends in long-term equity compensation methods. Currently, we believe that stock options provide the best opportunity to motivate and retain such individuals to enhance overall enterprise value for our shareholders. Stock options provide named executive officers with the opportunity to purchase our common stock at a price fixed on the grant date regardless of future market price. A stock option becomes valuable only if our common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to vest. Stock options therefore link an important portion of an employee’s compensation to shareholders’ interests by providing an incentive to achieve corporate goals and increase shareholder value.

Our fiscal 2007 stock option grants vest over a period of three years, with one-third of the shares underlying the stock option vesting at the end of each of the next three anniversary dates of the grant date. The Board may from time to time, however, grant options that vary from this vesting schedule. Our policy is to only grant options with an exercise price equal to or in excess of 100% of the fair market value of our common stock on the date of grant.

In establishing the fiscal 2007 stock option grants to our named executive officers, the Committee considered data provided by an outside compensation consulting firm, industry and third-party reports on executive compensation, and reviewed information from select peer companies. Further, there was a one- time grant to Mr. Kramp in consideration of being named President of the Company in August 2006 and with the expectation of him being named Chief Executive Officer in January 2007.

Information regarding the stock option grants made to our named executive officers during fiscal 2007 is included in the Summary Compensation Table — 2007 on page 15, in the Grants of Plan-Based Awards — 2007 Table on pages 16-17, and in the Outstanding Equity Awards at Fiscal Year-end — 2007 on page 18.

Employment Agreements.  We do not have any employment agreements with any employees, including any of our senior executive officers. The Compensation Committee believes this is important to our shareholders’ interests.

Change in Control Agreements.  We have entered into change in control agreements with each of our senior executive officers, which are described in detail under the heading “Executive Compensation — Potential Payments upon Termination or Change in Control” on pages 19-23.

These change in control agreements are an important element in our executive compensation program, as they provide our executive officers with a measure of economic security to execute and complete any change in control transaction that the Board of Directors believes is in the best interest of our shareholders.

Other Benefits.  We provide all employees medical, dental and life and disability insurance benefits as well as a 401(k) retirement plan and a stock purchase plan. The same benefits are available to all Company employees. It is generally our policy not to extend perquisites to our named executive officers beyond those that are available to our employees.

Total Compensation Mix

The table below illustrates how total compensation for our continuing named executive officers for fiscal 2007 was allocated between “at-risk” and base salary components, how performance-based compensation is allocated between annual and long-term components and how total compensation is allocated between cash and equity components. When applicable, the table utilizes the equity values included in the Summary Compensation Table based upon fiscal 2007 financial statement expensing.

Total Compensation Mix table

	Total Compensation Mix
	(Base Salary, Annual Cash Incentives and Long-Term Equity Incentives)
	% of Total Compensation(1)		% of Performance Based		% of Total Compensation(1)
	that is:		Total Compensation that is:		that is:
	“At	Base			Cash	Equity
	Risk”(2)	Salary(3)	Annual(4)	Long-Term(5)	Based(6)	Based(7)

Richard W. Kramp	37%	62%	56%	44%	83%	17%
Brett A. Reynolds	20%	79%	76%	24%	94%	5%
David A. Buchè	23%	77%	78%	22%	95%	5%
Mary L. Frick	20%	79%	77%	23%	94%	5%
B. Nicholas Oray, Ph. D	20%	79%	77%	23%	94%	5%

(1)	As perquisites and other components reported in the all other compensation column of the Summary Compensation Table are included in the total compensation amount, the named executive officer’s sum of the percentages of “at risk” and base salary components and sum of the percentages of cash-based and equity-based components of compensation may not equal 100%.

(2)	Annual cash incentives plus long-term equity-based incentives divided by total compensation.

(3)	Base salary divided by total compensation.

(4)	Annual cash incentives divided by annual cash incentives plus long-term equity-based incentives.

(5)	Long-term equity-based incentives divided by annual cash incentives plus long-term equity incentives.

(6)	Base salary plus annual cash incentives divided by total compensation.

(7)	Long-term equity-based incentives divided by total compensation.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for the year ended October 31, 2007 with management. Based on the foregoing reviews and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2007 and the proxy statement for the 2008 Annual Meeting of Shareholders to be held on March 6, 2008.

Members of the Compensation Committee:
Mark F. Palma (Chair)
William G. Kobi
Richard W. Perkins

The foregoing Compensation Committee Report shall not be deemed to be “filed” with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Summary of Compensation

The following table shows the compensation awarded to, earned by or paid to our named executive officers during the fiscal year ended October 31, 2007.

Summary Compensation Table — 2007

				Non-Equity
			Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary($)	Awards($)(1)	Compensation($)(2)	Compensation($)(3)	Total($)

Richard W. Kramp(4) President and Chief Executive Officer	2007	$290,000	$76,709	$97,150	$462	$464,321
Karen Gilles Larson(5) Former President and Chief Executive Officer	2007	$72,115	$—	$—	$69,820	$141,935
Brett A. Reynolds Vice President of Finance and Chief Financial Officer	2007	$170,400	$10,233	$32,376	$3,100	$216,109
David A. Buchè Vice President and COO of Synovis Surgical Innovations	2007	$194,480	$12,279	$44,742	$462	$251,963
Mary L. Frick Vice President of Regulatory Affairs, Quality Assurance and Clinical Affairs	2007	$177,645	$10,233	$33,753	$3,228	$224,859
B. Nicholas Oray, Ph. D. Vice President of Research and Development	2007	$178,189	$10,233	$33,855	$3,237	$225,514

(1)	Reflects the dollar amount recognized for each executive officer for financial statement reporting purposes with respect to the fiscal year ended October 31, 2007 in accordance with FAS 123R, but excludes any impact of assumed forfeiture rates. We refer you to Note 7 to our consolidated financial statements for the fiscal year ended October 31, 2007 for a general discussion of the assumptions made in calculating the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year ended October 31, 2007 in accordance with FAS 123R. The specific assumptions used in the valuations of each option award are summarized in the table below:

	Risk Free	Expected	Stock Price	Expected
Grant Date	Interest Rate	Dividend Rate	Volatility	Life of Option

11/01/2006	4.55%	0.00%	50.0%	3.5 years

(2)	Represents amounts earned under the 2007 Management Incentive Plan and Individual Performance Incentives, which are described in more detail under the heading “Short-Term Incentive Compensation.”

(3)	The amounts shown in this column include the following with respect to each continuing named executive officer:

		Life
	401(k)	Insurance
Name	Match(a)	Premiums

Richard W. Kramp	$—	$462
Brett. A. Reynolds	$2,638	$462
David A. Buchè	$—	$462
Mary L. Frick	$2,766	$462
B. Nicholas Oray, PH. D.	$2,775	$462

(a)	Represents matching amounts contributed by the Company under our 401(k) plan.

(4)	Mr. Kramp was appointed as our Chief Executive Officer effective as of January 3, 2007.

(5)	Ms. Larson retired as Chief Executive Officer effective as of January 2, 2007. Her annual salary of $375,000 was prorated through her retirement date. Other compensation for Ms. Larson is attributable to payment of accrued vacation earned but unused by Ms. Larson during her service as a Company employee.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants of plan-based awards to each of our named executive officers during the fiscal year ended October 31, 2007. Plan-based awards were granted to our named executive officers under the 2007 Management Incentive Plan, Individual Performance Incentives and the 2006 Stock Incentive Plan. The material terms of these awards and the material plan provisions relevant to these awards are described in the footnotes to the table below or in the narrative following the table below.

		Estimated
		Possible
		Payouts Under	All Other
		Non-	Option Awards
		Equity Incentive	Number of		Grant Date Fair
		Plan	Securities	Exercise Price	Market Value
		Awards(2)	Underlying	of Option	of Option
Name(1)	Grant Date	Maximum ($)	Options (#)(3)	Awards ($/Sh)	Awards(4)

Richard. W. Kramp
MIP	11/01/06	$87,000	—	—	—
IPI	11/01/06	$14,500	—	—	—
2006 SIP	11/01/06	—	75,000	$7.50	$230,873
Brett A. Reynolds
MIP	11/01/06	$25,560	—	—	—
IPI	11/01/06	$8,520	—	—	—
2006 SIP	11/01/06	—	10,000	$7.50	$30,783
David A. Buchè
MIP	11/01/06	$38,896	—	—	—
IPI	11/01/06	$9,743	—	—	—
2006 SIP	11/01/06	—	12,000	$7.50	$36,940
Mary L. Frick
MIP	11/01/06	$26,647	—	—	—
IPI	11/01/06	$8,882	—	—	—
2006 SIP	11/01/06	—	10,000	$7.50	$30,783
B. Nicholas Oray
MIP	11/01/06	$26,728	—	—	—
IPI	11/01/06	$8,909	—	—	—
2006 SIP	11/01/06	—	10,000	$7.50	$30,783

(1)	Ms. Larson was not eligible for plan-based awards during fiscal 2007 due to her retirement as chief executive officer effective January 2, 2007. Ms. Larson did receive a stock option grant for her service as a board member during fiscal 2007. Please refer to the table titled “Director Compensation” on page 7 of this Proxy Statement.

(2)	The amount in the target column represents potential target payouts under the 2007 Management Incentive Plan and Individual Performance Incentives, the material terms of which are described in more detail below under the heading “2007 Management Incentive Plan and Individual Performance Incentives.” The actual amounts earned in fiscal 2007 for each named executive officer based on the achievement of the performance criteria underlying the grant is set forth in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table above.

(3)	Represents options granted under the 2006 Incentive Stock Plan, the material terms of which are described in more detail below under the heading “Equity Compensation Plan Information.”

(4)	We refer you to Footnote 1 under the Summary Compensation Table on page 15 for discussion of the assumptions made in calculating the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year ended October 31, 2007 in accordance with FAS 123R.

2007 Management Incentive Plan and Individual Performance Incentives.  We refer you to the “Short-Term Incentive Compensation” discussion on page 12 of this proxy statement for discussion of our 2007 Management Incentive Plan and Individual Performance Incentives.

2006 Stock Incentive Plan.  Under the terms of our 2006 Incentive Stock Plan, our named executive officers, in addition to non-employee directors and other employees and individuals, are eligible to receive equity compensation awards in the form of stock options, restricted stock awards, stock appreciation rights, stock unit grants, performance awards and stock bonuses. To date, only stock options have been granted under the plan. The plan also contains both an overall limit on the number of shares of our common stock that may be issued, as well as individual and other grant limits. As of October 31, 2007, we have granted options to purchase shares for an aggregate of 515,460 shares (net of forfeitures) under the plan and 580,344 shares remain available for future grant.

Under the terms of the 2006 Incentive Stock Plan, options are granted with an exercise price equal to the fair market value of a share of common stock on the date of grant. For purposes of the plan, the “fair market value” of a share of our common stock on the date of grant is the closing sale price on the date of grant, as reported on the Nasdaq Global Market.

Our recent stock option grants generally vest over a period of three years, with one-third of the shares underlying the stock option vesting at the end of each of the next three anniversary dates of the grant date.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding unexercised stock options for each of our continuing named executive officers that remained outstanding at October 31, 2007.

Outstanding Equity Awards at Fiscal Year-End — 2007

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options(#)	Options(#)	Exercise	Option Expiration
Name(1)	Exercisable	Unexercisable(2),(3)	Price($)	Date

Richard W. Kramp	4,000	—	$8.270	10/31/2009
	5,500	—	$8.270	10/31/2010
	16,500	—	$8.270	5/13/2010
	1,907	—	$10.490	10/31/2010
	12,000	—	$10.750	9/30/2010
	25,000	50,000	$7.500	10/31/2011

Brett A. Reynolds	379	—	$25.071	10/31/2009
	991	—	$10.490	10/31/2010
	10,000	—	$9.640	4/13/2010
	10,000	—	$10.750	9/30/2010
	3,333	6,667	$7.500	10/31/2011

David A. Buchè	654	—	$25.071	10/31/2009
	8,442	—	$10.750	9/30/2010
	4,000	8,000	$7.500	10/31/2011

Mary L. Frick	1,722	—	$8.250	11/19/2007
	618	—	$25.071	10/31/2009
	1,551	—	$10.490	10/31/2010
	10,000	—	$10.750	9/30/2010
	3,333	6,667	$7.500	10/31/2011

B. Nicholas Oray	1,819	—	$8.250	11/19/2007
	646	—	$25.071	10/31/2009
	1,587	—	$10.490	10/31/2010
	10,000	—	$10.750	9/30/2010
	3,333	6,667	$7.500	10/31/2011

(1)	For information on outstanding stock options for Ms. Larson, please refer to the table titled “Director Compensation” on page 7 of this Proxy Statement.

(2)	Option grants in fiscal 2007 generally become exercisable with respect to 33.3% of the shares on each of the subsequent three anniversary dates of the grant, thus the entire option is fully vested three years after the date of grant, provided the named executive officer is still employed with the Company on these dates.

(3)	Upon the occurrence of a change in control of the Company, the unvested and unexercisable options set forth in this column will be accelerated and become fully vested and immediately exercisable as of the date of the change in control. For more information, we refer you to the discussions under the headings “Potential Payments Upon Termination or Change in Control.”

Options Exercised and Stock Vested During Fiscal Year

The following table provides information regarding the exercise of stock options during the fiscal year ended October 31, 2007, on an aggregate basis, by each of the named executive officers that exercised options during the year.

Option Exercises — 2007

	Option Awards
	Number of Shares	Value Realized
	Acquired on	on Exercise
Name(1)	Exercise(#)	($)(2)

David A. Buchè	11,274	$41,942
Karen Gilles Larson	56,437	$349,356
Mary L. Frick	9,725	$81,325
B. Nicholas Oray	7,000	$53,050

(1)	Neither Mr. Kramp nor Mr. Reynolds exercised options in the fiscal year ended October 31, 2007.

(2)	The aggregate dollar value realized upon exercise is the difference between the market price of the underlying shares of our common stock on the date of exercise, based on the sales price of the options during the transaction, and the exercise price of the options.

Potential Payments Upon Termination or Change in Control

We have entered into agreements and maintain plans that will require us to provide incremental compensation to our named executive officers in connection with a change in control of the Company.

Option Vesting Acceleration

At October 31, 2007 the Company’s named executive officers had unvested stock options granted under our 2006 Stock Incentive Plan. Under the terms of our 2006 Stock Incentive Plan and option award agreements with our named executive officers under those plans, all options held by our named executive officers will immediately vest and will remain exercisable for the remainder of their terms, and all restricted stock awards will become immediately fully vested and non-forfeitable, in the event a “change in control” of the Company. In addition, our Compensation Committee may determine, in its sole discretion, that some or all of our named executive officers holding outstanding options will receive cash in an amount equal to the excess of the fair market value of such shares immediately prior to the effective date of such change in control over the exercise price per share of the options. These acceleration and vesting terms are the same terms that apply to all recipients of options and restricted stock awards under these plans.

For purposes of the 2006 plan, a “change in control” of the Company means:

•	the sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to any third party;

•	the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

•	any person becomes the beneficial owner of (A) 20% or more, but not 50% or more, of the combined voting power of the Company’s outstanding securities, unless the transaction resulting in such ownership has been approved in advance by the “incumbent directors” (defined below), or (B) 50% or more of the combined voting power of the Company’s outstanding securities (regardless of any approval by the incumbent directors);

•	a merger or consolidation to which the Company is a party if the Company’s shareholders immediately prior to effective date of such merger or consolidation have beneficial ownership, immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing (A) more than 50%, but not more than 80%, of the combined voting power of the surviving corporation, unless such merger or consolidation has been approved in advance by the incumbent directors (as defined below), or (B) 50% or less of the combined voting power of the surviving corporation (regardless of any approval by the incumbent directors);

•	the incumbent directors cease for any reason to constitute at least a majority of the Board; or

•	a change in control of a nature that would be required to be reported, in the written opinion of the Company’s outside legal counsel, as a change in control of the Company on Form 8-K pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirement.

Under the plan, “incumbent directors” are any individuals who are members of the board on the effective date of the agreement, plan and any individual who subsequently becomes a member of the board and whose election or nomination was approved by a vote of at least a majority of the incumbent directors.

Change in Control Agreements

We have entered into a change in control agreements with each of our named executive officers. These agreements provide for certain payments in the event that the officer’s employment is terminated:

•	immediately prior to a change in control of the Company, if the termination was a condition of the change in control transaction;

•	by the Company without “cause,” or by the executive officer for “good reason,” within twelve months subsequent to a change in control of the Company; or

•	for any reason during the twelfth month following the month in which the change in control occurred.

Under these agreements, a “change in control” has substantially the same meaning as under our 2006 plan, except that the “incumbent directors” are initially determined by reference to the date of the relevant change in control agreement. For purposes of these agreements, “cause” means:

•	the executive’s gross misconduct;

•	the executive’s willful and continued failure to substantially perform the executive’s duties with the Company or our successor (other than any such failure (1) resulting from the executive’s disability or incapacity due to bodily injury or physical or mental illness or (2) relating to changes in the executive’s duties after a change in control that constitute “good reason”) after a demand for substantial performance has been made; or

•	the executive’s conviction of willfully engaging in a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or our successor or which impairs the executive’s ability to substantially perform the executive’s duties for the Company or our successor;

and “good reason” means:

•	in the executive’s reasonable judgment, an adverse change in the executive’s status, position, duties or responsibilities as in effect prior to the change in control, except for changes directly attributable to the fact that the Company is no longer publicly owned;

•	a reduction by the Company or our successor in the executive’s base salary, or an adverse change in the form or timing of payment in the executive’s salary, as in effect immediately prior to the change in control or as later increased;

•	the failure by the Company to continue existing, applicable benefit plans (or substantially similar benefit plans) for the benefit of the executive and/or his or her family, or any action by the Company adversely affecting eligibility or participation in such plans;

•	the Company or our successor requiring the executive to be based more than 30 miles from the executive’s office immediately prior to the change in control;

•	the Company’s failure to obtain from any successor its assent to the change in control agreement;

•	any purported termination of the executive’s employment that is not properly effected pursuant to the change in control agreement;

•	any refusal by the Company or our successor to continue to allow the executive to attend to matters or engage in activities not directly related to the business of the Company which, at any time prior to the change in control, the executive was not expressly prohibited in writing by the Board from attending or engaging in; or

•	the executive’s termination of employment for any reason during the twelfth month following the month in which the change in control occurred.

Upon a termination triggering the change in control benefits, the terminated executive officer is entitled to:

•	a lump sum payment equal to 36 times the executive officer’s “highest monthly compensation” for the previous 12 month-period; and

•	for a 36 month period following such termination, life and health insurance benefits substantially similar to those the executive officer was receiving at the time of termination.

In calculating the lump sum payment, “highest monthly compensation” means one-twelfth of the highest amount of a named executive officer’s compensation for any consecutive 12-month period during the 36-month period prior to the month that includes the date of the executive’s termination.

If any payment or benefit received by the executive officer as a result of a change in control of the Company would constitute an “excess parachute payment” under Section 280G of the Code, the net payment to the executive may be reduced by the amount necessary so that none of the payments or benefits under the agreement (including any benefits to be received from the existing stock option and incentive plans) are excess parachute payments. The change in control agreements provide that the Company will pay the reduced amount only if it would be greater than the full amount, after taking into account the applicable excise tax that the executive would pay on all change in control benefits.

Potential Payments to Named Executive Officers

The following table quantifies the potential benefits and payments to each of our named executive officers in connection with a change in control, and upon qualifying termination events in connection with a change in control, assuming, for calculation purposes, an effective date of October 31, 2007.

			Without Cause or
			Good Reason
			Termination
		Upon a	Within 12 Months
	Executive Benefits and	Change in	Following Change
Name	Payments	Control($)	in Control($)

Richard W. Kramp	Lump Sum Payment(1)		$894,000
	Health and Welfare Benefits(2)		$26,285
	Acceleration of Unvested Options(3)	$819,000
	Total	$819,000	$920,285

Karen Gilles Larson(4)	Lump Sum Payment		$1,181,250
	Health and Welfare Benefits		$—
	Acceleration of Unvested Options	$—
	Total	$—	$1,181,250

Brett A. Reynolds	Lump Sum Payment		$534,282
	Health and Welfare Benefits		$41,190
	Acceleration of Unvested Options	$109,205
	Total	$109,205	$575,472

David A. Buchè	Lump Sum Payment		$605,721
	Health and Welfare Benefits		$43,928
	Acceleration of Unvested Options	$131,040
	Total	$131,040	$649,649

Mary L. Frick	Lump Sum Payment		$561,116
	Health and Welfare Benefits		$38,709
	Acceleration of Unvested Options	$109,205
	Total	$109,205	$599,825

B. Nicholas Oray	Lump Sum Payment		$563,011
	Health and Welfare Benefits		$39,812
	Acceleration of Unvested Options	$109,205
	Total	$109,205	$602,823

(1)	Represents continued salary and bonus at the named executive officer’s fiscal 2007 annual salary rate for thirty-six months.

(2)	Represents continued health and welfare benefits, including health, dental, vision, life insurance and short-term disability insurance, at the named executive officer’s benefit election level as of October 31, 2007.

(3)	Represents the differences between: (a) the market price of the shares of our common stock underlying the unvested stock options held by such officer as of October 31, 2007; and (b) the exercise price of the options.

(4)	Ms. Larson retired from her role as chief executive officer effective on January 2, 2007. Thus, while the potential payments are required to be disclosed in the above table, Ms. Larson was not eligible for the above amounts as of October 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION

2006 Stock Incentive Plan

The following table sets forth information as of October 31, 2007 with respect to our compensation plans under which equity securities are authorized for issuance.

	A	B	C
Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be		Under Equity
	Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in Column
Plan Category	and Rights	and Rights	A)(1)

Equity compensation Plans approved by the Company’s stockholders	539,557	$9.70	604,639

Equity compensation Plans not approved by the Company’s shareholders	—	$—	—

Total	539,557	$9.70	604,639

(1)	Included in the securities remaining available for issuance (Column C) are 580,344 shares associated with our 2006 Stock Incentive Plan and our prior 1995 Stock Incentive Plan and 24,295 shares associated with the Company’s Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of December 1, 2007, unless otherwise noted, (a) by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (b) by each director and each nominee, (c) by each named executive officer, and (d) by all executive officers and directors as a group. Unless otherwise noted, each of the shareholders listed in the table or included within a group listed in the table possesses sole voting and investment power with respect to the shares indicated. The address for each of our executive officers and each of our directors is Synovis Life Technologies, Inc., 2575 University Ave. W., St. Paul, Minnesota, 55114.

	Number of Shares	Percentage
Beneficial Owner	Beneficially Owned(1)	Ownership
The TCW Group, Inc.(2) on behalf of the TCW Business Unit 865 South Figueroa Street Los Angeles, CA 90017	1,356,201	11.0%
Dimensional Fund Advisors, Inc.(3) 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	851,690	6.9%
Perkins Capital Management, Inc.(4) 730 East Lake Street Wayzata, MN 55391-1769	185,550	1.5%
William G. Kobi(5)	61,000	*
Karen Gilles Larson(6)	125,842	1.0%
Mark F. Palma(7)	28,159	*
Richard W. Perkins(8)	195,500	1.6%
Timothy M. Scanlan(9)	70,000	*
John D. Seaberg	—	*
Sven A. Wehrwein(10)	28,000	*
Richard W. Kramp(11)	86,363	*
Brett A. Reynolds(12)	25,822	*
David A. Buché(13)	19,246	*
Mary L. Frick(14)	22,660	*
B. Nicholas Oray, Ph. D.(15)	41,344	*
All Executive Officers and Directors as a Group (13 persons)(16)	871,615	7.0%

*	Less than 1%.

(1)	Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group. As of December 1, 2007, there were 12,364,290 shares of Common Stock outstanding.

(2)	The number of shares is based upon a Schedule 13G-A dated February 12, 2007 reporting beneficial ownership as of December 31, 2006. The Schedule was filed by TCW Group, Inc. (“TCW”) on behalf of itself and its direct and indirect subsidiaries (including Trust Company of the West, TCW Asset Management Company and TCW Investment Management Company), which collectively constitute the “TCW Business Unit.” TCW Group further reported that its ultimate parent company, Société Générale S.A. (“SG”), may be deemed to control TCW, and that executive officers and directors and direct and indirect subsidiaries of SG (including all business units except the TCW Business Unit) may beneficially own shares of Common Stock, that such shares were not reported in the Schedule, that SG disclaims beneficial ownership of shares beneficially owned by the TCW Business Unit, and that the TCW Business Unit disclaims beneficial ownership of shares of Common Stock beneficially owned by SG and any of SG’s other business units. TCW reported that the TCW Business Unit does not have sole voting power as to any of the reported shares, has shared voting power as to 832,211 of the reported shares and has shared dispositive power as to all of the reported shares.

(3)	The number of shares is based upon a Schedule 13-G filed on February 7, 2007 reporting beneficial ownership as of December 31, 2006. Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. Dimensional reported that they have shared voting power and shared dispositive power as to all 851,690 of the reported shares, but disclaims beneficial ownership of such securities.

(4)	Excludes shares beneficially owned by Richard W. Perkins, a director of the Company and the controlling shareholder of Perkins Capital Management, Inc. (“PCM”), a registered investment advisor. PCM disclaims beneficial ownership of the 185,550 shares (the “PCM Shares”), which are held for the account of its clients. Of the 185,550 shares, PCM has sole dispositive power with regard to all such shares and sole voting power over 97,100 of such shares.

(5)	Includes 58,000 shares Mr. Kobi has the right to acquire within 60 days upon the exercise of options.

(6)	Includes 10,000 shares Ms. Larson has the right to acquire within 60 days upon the exercise of options.

(7)	Includes 28,000 shares Mr. Palma has the right to acquire within 60 days upon the exercise of options.

(8)	Includes 5,000 shares held by the Perkins Foundation and 153,500 shares held by various trusts of which Mr. Perkins is the sole trustee. Also includes 37,000 shares Mr. Perkins has the right to acquire within 60 days upon the exercise of options. Excludes the 185,550 PCM Shares. Mr. Perkins disclaims beneficial ownership of the PCM Shares.

(9)	Includes 50,000 shares Mr. Scanlan has the right to acquire within 60 days upon the exercise of options.

(10)	Consists entirely of 28,000 shares Mr. Wehrwein has the right to acquire within 60 days upon the exercise of options.

(11)	Includes 64,907 shares Mr. Kramp has the right to acquire within 60 days upon the exercise of options.

(12)	Includes 24,703 shares Mr. Reynolds has the right to acquire within 60 days upon the exercise of options.

(13)	Includes 13,096 shares Mr. Buché has the right to acquire within 60 days upon the exercise of options.

(14)	Includes 16,902 shares Ms. Frick has the right to acquire within 60 days upon the exercise of options.

(15)	Includes 15,566 shares Dr. Oray has the right to acquire within 60 days upon the exercise of options.

(16)	Includes 363,690 shares which may be acquired within 60 days upon the exercise of options.

Related Person Relationships and Transactions

Our Board of Directors recognizes that related person transactions can present potential or actual conflicts of interest, and may appear to be motivated by interests other than the best interests of the company and its shareholders. Notwithstanding these considerations, the Board recognizes that there are situations where related person transactions may be in the best interests of the Company and its shareholders. Accordingly, our Board has delegated to our Audit Committee, pursuant to the terms of a written policy, the authority to review, approve and ratify related person transactions prior to the effectiveness or consummation of the transaction. If advance approval is not practicable, the committee may review and, in its discretion, ratify the transaction at the next Audit Committee meeting. With respect to a related person transaction arising between Audit Committee meetings, the Chief Financial Officer may present it to the Audit Committee Chair, who will review and may approve the related person transaction subject to ratification by the Audit Committee at their next meeting. In addition, any related person transaction previously approved by the Committee or otherwise already existing that is ongoing in nature will be reviewed by the Audit Committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the committee, if any, and that all required disclosures regarding the related person transaction are made.

Our policy defines a “related person transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were or will be a participant and a related person had or will have a direct or indirect material interest. The Board has determined that certain interests do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not “related person transactions” for purposes of the policy, including interests arising only from (a) the related person’s position as a director of another corporation or organization that is a party to the transaction, and/or (b) from the direct or indirect ownership by the related person and all other related persons in the aggregate of less than a 10% equity interest (other than a general partnership interest) in another entity which is a party to the transaction.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee in accordance with the standards in our policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the Committee will review all related person transactions, regardless of amount, and consider the related person’s relationship to the company and interest in the related person transaction (as an approximate dollar value, without regard to profit or loss), the approximate total dollar value involved in the related person transaction, whether the transaction was undertaken in the ordinary course of business of the Company, whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party, the terms on which the related person offers the products or services involved in the related person transaction to unrelated parties, the purpose of, and the potential benefits to the Company of, the transaction, whether disclosure of the related person transaction is required under Item 404(a) of Regulation S-K, and any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee will review all relevant information available to it about the related person transaction. The Committee may approve or ratify the related person transaction only if the Committee determines that, under all of the circumstances, the transaction is in the best interests of the Company and its shareholders. The Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with approval of the related person transactions.

With the knowledge and consent of the Board of Directors, John Gilles joined Synovis Interventional Solutions, Inc. as the General Manager of its Precision Engineering Division in June 2003. In November 2004, Mr. Gilles was named the Director of Sales and Marketing for Synovis Interventional Solutions, Inc. Mr. Gilles is the son of Karen Gilles Larson, former President and Chief Executive Officer, a current director and a nominee for re-election at the Annual Meeting. At the time he was hired, the Audit Committee reviewed and approved the terms and conditions of Mr. Gilles’ employment. Mr. Gilles was not hired by, nor has he ever reported to Ms. Larson.

In fiscal 2007, Mr. Gilles received an annual salary of $128,105. He also received commission pay of $96,425 related directly to sales within the interventional business, and a bonus of $38,462. The Audit Committee has reviewed and ratified the terms of Mr. Gilles’ continued employment during fiscal 2007.

Mr. Gilles graduated magna cum laude from the University of St. Thomas, St. Paul, Minnesota with a Bachelor of Arts degree in Business Administration — Finance in 1986. In 1997, Mr. Gilles earned his masters degree in marketing from the University of Minnesota, Carlson School of Business. At the time he joined the Company, he had a total of sixteen years of work experience; nine years in the field of finance and seven years in marketing.

In July 2001, we acquired Micro Companies Alliance, Inc., a provider of products to the niche microsurgery market, and subsequently changed its name to Synovis Micro Companies Alliance, Inc. Michael Campbell, our President of Synovis Micro Companies Alliance, Inc., was the sole shareholder of Micro Companies Alliance, Inc. at the time of the acquisition. In addition to the initial stock consideration of 181,819 shares and cash consideration of $502,000 paid on the purchase date, we agreed to pay Mr. Campbell potential cash earnout payments of up to $1.35 million, calculated at 5% of related product revenues for sales through July 2011. In fiscal 2007, we paid Mr. Campbell $230,000 in earnout payments. Since the acquisition of Micro Companies Alliance, Inc., we have paid Mr. Campbell a total of $714,000 in earnout payments. The Audit Committee has reviewed and ratified the payments to Mr. Campbell for fiscal 2007 under this prior agreement.

Audit Committee Report

Review of the Company’s Audited Financial Statements for the Fiscal Year ended October 31, 2007

Prior to the Annual Meeting of Shareholders, the Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended October 31, 2007 with the Company’s management. Further, the Audit Committee has discussed with Grant Thornton LLP (“GT”), the Company’s independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

Also, prior to the Annual Meeting of Shareholders, the Audit Committee has received the written disclosures and the letter from GT required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees, and the Audit Committee has discussed the independence of GT with that firm.

Based on the Audit Committee’s discussions with the Company’s management and GT, and the review noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007 for filing with the SEC.

Members of the Audit Committee:
Sven A. Wehrwein (Chair)
William G. Kobi
Richard W. Perkins

Change in Independent Auditors

On April 11, 2007, our Audit Committee recommended and approved a change in the Company’s independent registered public accounting firm to audit its financial statements. Effective April 11, 2007, the Audit Committee dismissed Deloitte & Touche LLP and appointed Grant Thornton LLP to serve as its independent registered public accounting firm.

The reports of Deloitte & Touche on the Company’s consolidated financial statements for its fiscal years ended October 31, 2005 and October 31, 2006 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During Synovis’ two most recent fiscal years and the subsequent interim period through April 11, 2007, (i) there were no disagreements between Synovis and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in connection with its reports for such periods (a “Disagreement”) and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K of the Securities and Exchange Commission (a “Reportable Event”).

Fees of Independent Auditors

Audit Fees

Audit fees billed by Grant Thornton LLP (“GT”) and Deloitte & Touche LLP (“D&T”), our former independent public accountants, for services rendered in auditing the Company’s financial statements and reviewing the financial statements included in the Company’s quarterly reports on Form 10-Q for fiscal 2007 and 2006 totaled $228,000 and $393,000, respectively. Included in fiscal 2007 and fiscal 2006 audit fees are fees for attestation services relating to the report on the Company’s internal controls as specified in Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees

Audit-related fees billed by GT and D&T for services rendered in auditing the Company’s 401(k) plan for fiscal 2007 and 2006 totaled $16,000 and $15,000, respectively.

Tax Fees

Tax-related fees billed by GT and D&T for services rendered in tax payment estimates, tax return preparation and tax planning during fiscal 2007 and 2006 totaled $64,000 and $43,000, respectively.

All Other Fees

No other fees were billed by GT and D&T for services rendered in fiscal 2007 and fiscal 2006.

Summary of Fees Billed to the Company by Deloitte and Touche LLP

	2006	2007

Audit Fees	$393,000	$20,000
Audit-Related Fees	$15,000	$—
Tax Fees	$43,000	$—
All Other fees	$—	$—

Summary of Fees Billed to the Company by Grant Thornton LLP

2007

Audit Fees	$208,000
Audit-Related Fees	$16,000
Tax Fees	$64,000
All Other fees	$—

Pre-Approval Policies

The Audit Committee has not adopted a formal policy regarding the pre-approval of audit and permissible non-audit services provided by the Company’s independent auditors. It is the Audit Committee’s procedure to approve of any engagement or accounting project involving the independent auditors, and the related fees, prior to commencement of the engagement or project. Projects are approved at the regular meetings of the Audit Committee. If a project requiring pre-approval arises between meetings, the Audit Committee Chair reviews the project and provides the required pre-approval, provided that such pre-approval is subsequently presented to the entire Audit Committee at its next meeting.

OTHER BUSINESS

This proxy statement contains all business we are aware of that will be presented at the Annual Meeting. The person or persons voting the proxies will use their judgment to vote for proxies received by the Board for other business, if any, that may properly come before the Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To our knowledge, based solely on review of the copies of such reports furnished to us during, or with respect to, the period ended October 31, 2007, all reports were filed with the SEC on a timely basis.

INDEPENDENT AUDITORS

The Audit Committee has not met to select the independent certified public accountants to audit the Company’s financial statements for the year ending October 31, 2008. Grant Thornton LLP was the Company’s independent public accounting firm for fiscal 2007. We have requested and expect a representative of Grant Thornton LLP to be present at the Annual Meeting and to make a statement if he or she so desires and to respond to appropriate questions.

PROPOSALS FOR THE NEXT ANNUAL MEETING

Shareholder proposals intended to be presented in the proxy materials relating to the 2009 Annual Meeting of Shareholders must be received by the Company on or before September 23, 2008 and must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission.

A shareholder who wishes to make a proposal at the next Annual Meeting without including the proposal in the Company’s proxy statement must notify the Company by December 7, 2008. If a shareholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by Synovis for the next Annual Meeting will have discretionary authority to vote on the proposal.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders may communicate with the Board of Directors by sending correspondence, addressed to our Corporate Secretary, Synovis Life Technologies, Inc., 2575 University Avenue W., St. Paul, MN 55114-1024, with an instruction to forward the communication to the Board or to a particular director. Our Corporate Secretary will receive the correspondence and promptly forward it to any individual director or directors to whom the communication is directed.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement or Annual Report on Form 10-K to shareholders may have been sent to any household where two or more shareholders reside. The Company will promptly deliver a separate copy of either document to any shareholder upon written or oral request to the Company’s Investor Relations Department, 2575 University Avenue W., St. Paul, MN 55114-1024, telephone: (651) 796-7300.

Any shareholder who wishes to receive separate copies of the Company’s Proxy Statement or Annual Report on Form 10-K to shareholders in the future, or any shareholder who is receiving multiple copies and would like to receive only one copy per household, should contact the shareholder’s bank, broker, or other nominee record holder, or the shareholder may contact the Company at the above address and number.

ANNUAL REPORT

THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED OCTOBER 31, 2007 TO EACH PERSON WHO WAS A SHAREHOLDER OF THE COMPANY AS OF JANUARY 7, 2008 UPON RECEIPT FROM ANY SUCH PERSON OF AN ORAL OR WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT. SUCH REQUEST SHOULD BE SENT TO: SYNOVIS LIFE TECHNOLOGIES, INC., 2575 UNIVERSITY AVENUE W., ST. PAUL, MINNESOTA, 55114-1024, ATTN: CHIEF FINANCIAL OFFICER, OR BY ELECTRONIC MAIL TO INFO@SYNOVISLIFE.COM.

By Order of the Board of Directors

Richard W. Kramp
President and Chief Executive Officer

January 14, 2008
St. Paul, Minnesota

SYNOVIS LIFE TECHNOLOGIES, INC.
This Proxy is solicited by the Board of Directors
The undersigned hereby appoints RICHARD W. KRAMP and BRETT REYNOLDS, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Synovis Life Technologies, Inc. (the “Company”) held of record by the undersigned on January 7, 2008, at the Annual Meeting of Shareholders to be held on March 6, 2008, or any adjournment thereof.
1.	Election of Directors:

☐	FOR all nominees listed below (except as marked to the contrary below).	☐	Vote WITHHELD from all nominees listed below.
(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name.)

William G. Kobi	Richard W. Perkins
Richard W. Kramp	Timothy M. Scanlan
Karen Gilles Larson	John D. Seaberg
Mark F. Palma	Sven A. Wehrwein
2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees named in Proposal 1.
Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

Dated:	, 2008

(Signature)

Signature if held jointly
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.